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Pricing Supplement dated January 14, 1997                         Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $200,000               Trade Date:  January 14, 1997
Issue Price:  100%                        Original Issue Date:  January 17, 1997
Interest Rate: 6.38%                      Net Proceeds to Issuer:  $199,300
Interest Payment Dates: each May 15 and,  Principal's Discount
 November 15, commencing May 15, 1997,    or Commission: 0.35%
Stated Maturity Date:  January 18, 2000



________________________________________________________________________________




Day Count Convention:
    [x]  30/360 for the period from January 17, 1997 to January 18, 2000
    [ ]  Actual/365 for the period from               to
    [ ]  Other (see attached)


Redemption:
    [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ] The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  Not applicable
        Initial Redemption Percentage:  Not applicable
        Annual Redemption Percentage Reduction:  Not applicable

Repayment:
    [x] The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                          ___________________________
                              Merrill Lynch & Co.

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                       ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

              Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended, (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner
& Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.65% of the principal amount thereof. Merrill proposes to offer the Notes at par.

              Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.